Exhibit 10.1

BOARD OF DIRECTOR AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 1st day of October 2024 “Effective Date”), by and between ZRCN Inc., a Delaware corporation (“Company”), and Brian P. Wong, an individual (“Director”).

1. Term. This Agreement shall commence from the Effective Date and shall continue thereafter until the Director’s resignation, removal or failure to stand for re-election for any reason.

2. Position and Responsibilities.

(a) Position. Company hereby retains Director to serve as a member of the Board of Directors. Director shall perform such duties and responsibilities as are normally related to such position in accordance with Company’s Certificate of Incorporation, as amended (the “Charter”), bylaws, as amended (the “Bylaws”) and applicable law, including those services described on Exhibit A, (the “Services”), and Director hereby agrees to use Director’s best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations, and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company’s rules, regulations, and practices as they may from time to time be adopted or modified.

(b) Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that, to the best of Director’s knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of the Agreement, and Director agrees to use Director’s best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chairman of the Board of such obligation, prior to making such disclosure or taking such action.

(c) No Conflict. Except as set forth in Section 2(b, Director will not engage in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with Company. Specifically and except as set forth in Section 2(b) of this Agreement, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Chairman of the Board.

3. Compensation Benefits.

(a) Director’s Fee. In consideration of the Services to be rendered under this Agreement, Company shall pay a non-employee director’s fee of Seven Thousand Two Hundred Dollars ($7,200) per calendar quarter, payable each such quarter during the term hereof in arrears, pro-rated for any period of less than a calendar quarter, with the first payment due September 30, 2024. The Company shall also award Director a non-employee, non-qualified stock option to purchase Forty-Eight Thousand (48,000) shares of Company common stock (the “Equity Grant”) subject to and in accordance with the terms of the Company’s 2024 Omnibus Equity Incentive Plan (the “Plan”) and Director’s entering into a stock option agreement with Company. The effective date of the Equity Grant shall be the date the Company’s board of directors approves said Equity Grant. The date of vesting shall be one business day before the expiration or termination of this Agreement, subject to the continued service of Director during the term of this Agreement. In the event (i) of a merger, change in control or sale of Company or (ii) Director either is terminated as a board member or is not reelected, where the Director has not engaged in conduct during Director’s tenure on the board which would constitute “cause” for such termination, as determined by a majority vote of the disinterested board members, the shares immediately shall become fully vested. The removal of Director, by itself, shall not affect the vesting schedule.

(b) Benefits. Director shall not be eligible to participate in any benefits made generally available by Company to its senior executives, and Director shall not be entitled to any paid vacation leave.

(c) Expenses. The Company shall reimburse the Director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the Director’s duties for the Company. Such reimbursement shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred, which shall be accompanied by sufficient documentation to support the expenditures.

(d) Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company’s Charter, Bylaws and applicable law. Company has purchased Director’s and Officer’s liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which the Director may be made a party by reason of Director’s affiliation with Company, its subsidiaries, or affiliates, subject to any limitations included in the subject insurance policy.

4. Termination.

(a) Right to Terminate. At any time, Director may be removed or resign as a Director as provided in Charter, Bylaws and applicable law.

(b) Effect of Termination. Upon termination of Director’s status, this Agreement will terminate, along with any modifications to which both parties mutually agree. Except as provided herein, the Company shall pay to Director all compensation to which Director is entitled up through the month of termination, and thereafter, all of the Company’s obligations under this Agreement shall cease, except as provided in Sections 3(c), 3(d), and 5.

5. Termination Obligations.

(a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director, incident to Director’s Services, belong to Company and shall be promptly returned at the request of Company.

(b) Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of Director’s position. Director agrees that following any termination of this Agreement, Director shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

(c) The Company and Director agree that their obligations under this Section, as well as Sections 3(d), 4(b), and 7, shall survive the termination of this Agreement.

6. Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to Director’s relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

7. Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any suit, action, or proceeding between Director (and Director’s attorneys, successors, and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court for the Northern District of California or in an appropriate California state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

8. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Director’s relationship solely with respect to the Director’s position with the Company. This Agreement entirely supersedes any and all previous Agreements between the Director and the Company, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director’s relationship. Agreements related to Director’s ownership of the Securities are not affected by this Agreement.

9. Amendments: Waivers. This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

10. Assignment. Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director’s ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

11. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

13. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation will not affect the validity or scope of the remainder of this Agreement.

14. Director Acknowledgment: Non-Disparagement. Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on the Director’s own judgement and not on any representations or promises other than those contained in this Agreement. At all times during and after the period in which the Director is a member of the Board and at all times thereafter, the Director shall not either verbally, in writing, electronically or otherwise: (i) make any derogatory or disparaging statements about the Company, any of its affiliates, any of their respective officers, directors, shareholders, employees and agents, or any of the Company’s current or past customers or employees, or (ii) make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its affiliates or otherwise interfere with the business of the Company or any of its affiliates; provided, however, that nothing in this paragraph shall preclude the Director from complying with all obligations imposed by law or legal compulsion, and provided, further, however, that nothing in this paragraph shall be deemed applicable to any testimony given by the Director in any legal or administrative proceedings

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth below.

Director	ZRCN Inc.

/s/	/s/
Brian P. Wong	John Stauss, CEO

Date:	10/7/2024
Date:	10/7/2024

EXHIBIT A.

DESCRIPTION OF SERVICES

Director shall have all responsibilities of a Director of the Company imposed by the state of Delaware or other applicable law, the Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company. These responsibilities shall include, but shall not be limited to, the following:

1. Attendance. Use best efforts to attend scheduled meetings of Company’s Board of Directors.

2. Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary.

3. Participation. Participate as a full voting member of Company’s Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.

4. Special Services. Director shall provide expertise relating to the effective development of products. Director shall introduce the Company to world class organizations that may be able to provide efficient solutions of issues that may arise relative to product engineering, product manufacturing, cost efficient component acquisition, and other issues. Director shall also assist the Company to establish and/or secure an effective manufacturing facility/process for Company products.

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